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                                                                  Exhibit 3.13


                                      RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                                  HEEKIN CAN, INC.


     Heekin Can, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the Corporation was organized in the State of Delaware on August 23, 1982 under that same name and that, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

     FIRST: The name of the Corporation is Heekin Can, Inc. (hereinafter the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01).

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition,

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limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

     (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

     (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

     (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and to all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

     SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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     SEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      3

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          IN WITNESS WHEREOF, the undersigned have hereunto caused this Restated
Certificate of Incorporation to be executed as of the 23rd day of June 1993.







                                By: /s/ R. David Hoover
                                    ------------------------------------------
                                       Name:  R. David Hoover
                                       Title:  President


ATTEST:

By: /s/ George A. Sissel
    -------------------------------
     Name:     George A. Sissel
     Title:    Secretary

                                      4

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                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                      * * * * *


     HEEKIN CAN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

          RESOLVED, That the Certificate of Incorporation of HEEKIN CAN, INC., be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

     "The name of the corporation is BALL METAL FOOD CONTAINER CORP."

     SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

Certificate of Incorporation shall be effective on its filing date.

     IN WITNESS WHEREOF, said HEEKIN CAN, INC., has caused this certificate to be signed by R. David Hoover, its Senior Vice President, and attested by Elizabeth A. Overmyer, its Secretary, this 7th day of December 1995.

                                         HEEKIN CAN, INC.

                                         By:/s/ R. David Hoover
                                            ----------------------------------
                                            R. David Hoover
                                            Senior Vice President

ATTEST:

By:/s/ Elizabeth A. Overmyer
   -------------------------------
   Elizabeth A. Overmyer
   Secretary

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